Exhibit (a)(5)(D)
CENTERPULSE
   IMPLANTING TRUST
                                                       Centerpulse Ltd
                                                       Andreasstrasse 15
                                                       8050 Zurich
                                                       Switzerland

                                                       Tel +41 1 306 9696
                                                       Fax +41 1 306 9697

                                                       www.centerpulse.com

Media Release
July 9, 2003
1/2


CENTERPULSE: BOARD REPORT REGARDING OFFER BY ZIMMER HOLDINGS

ZURICH, JULY 9, 2003 - IN ACCORDANCE WITH SWISS TAKEOVER LAW, THE BOARD OF CENTERPULSE LTD HAS TODAY SENT SHAREHOLDERS ITS REPORT CONCERNING THE OFFER THAT ZIMMER HOLDINGS, INC. OF WARSAW, INDIANA MADE FOR CENTERPULSE ON JUNE 19, 2003.

The Board has decided that it would be premature to make any recommendation at this time regarding Zimmer's offer. Given the developing situation, the Board will wait for greater certainty over the value and deliverability of offers from both Zimmer and Smith & Nephew Group plc before making a final recommendation to shareholders. In particular, as matters currently stand:

          o    The offers differ considerably in respect of conditionality

          o The value of the offers is subject to fluctuation due to changes in the respective bidders' share prices and currency exchange rates, and

          o It is possible that either one or both of the offers may be increased.

In the meantime the Board advises shareholders that they are not required to take any action.

Max Link, Chairman and Chief Executive Officer, Centerpulse Ltd said:

"The Board has concluded that a combination with either Zimmer or Smith & Nephew will better serve the long term interests of shareholders than the continued independence of Centerpulse. Both are well run companies and in different ways a combination with either bidder has much to be recommended, offering an excellent opportunity to build an industry leader.

"However, having taken regard of the current share price for Centerpulse and market expectations, the Board has concluded that it would make a final recommendation in favour of the bidder's offer that constitutes the better value for Centerpulse's shareholders. The Board will make an effort to receive final offers as quickly as possible, so as to provide all stakeholders with clarity as to the future of Centerpulse."

Centerpulse is today filing with the SEC an amendment to its statement on schedule 14D-9 that includes the full text of the report to shareholders.

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

MEDIA INFORMATION
July 9, 2003
2/2



SAFE HARBOR STATEMENTS UNDER THE U.OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.


MEDIA RELATIONS:                                        FOR BIDDING PROCESS:

Centerpulse Corporate Communications                    Brunswick
Beatrice Tschanz                                        Simon Holberton
Phone:  +41 (0)1 306 96 46                              Office: +44 20 7404 59 59
Mobile: +41 (0)79 407 08 78                             Mobile: +44 79 7498 23 47
Fax:    +41 (0)1 306 96 51
E-Mail: press-relations@centerpulse.com                 Steve Lipin
                                                        Office: +1 212 333 38 10
                                                        Mobile: +1 917 853 08 48


INVESTOR RELATIONS:

Suha Demokan                                            Marc Ostermann
Phone:  +41 (0)1 306 98 25                              Phone:  +41 (0)1 306 98 24
Mobile: +41 (0)79 430 81 46                             Mobile: +41 (0)79 787 92 84
Fax:    +41 (0)1 306 98 31                              E-Mail: investor-relations@centerpulse.com
E-Mail: investor-relations@centerpulse.com



(Swiss Stock Market symbol: CEPN, New York Stock Exchange symbol: CEP)

This media release can be downloaded on the Internet:
www.centerpulse.com.